EXHIBIT 21.1

Return On Investment Corporation - wholly-owned subsidiaries:

SUBSIDIARY                                  JURISDICTION OF INCORPORATION
----------                                  -----------------------------

GO Software, Inc.                           Georgia

Results Oriented Integration Corp.          Georgia

Net 400, Inc.                               Georgia

Campana Data, Inc.                          Georgia

S.A.F.E Systems, Inc.                       Illinois

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